EXHIBIT 99.1

                                           FOR:   Consolidated Graphics, Inc.

                                   APPROVED BY:   Ronald E. Hale, Jr.
                                                  Vice President & Treasurer
                                                  (713) 787-0977

                                       CONTACT:   Betsy Brod/Jonathan Schaffer
                                                  Media: Eileen King
                                                  Morgen-Walke Associates, Inc.
                                                  (212) 850-5600

FOR IMMEDIATE RELEASE

                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                       THE GRAPHICS GROUP OF DALLAS, TEXAS

     HOUSTON, TEXAS - June 21, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) today announced that it has completed its acquisition of The Graphics Group of Dallas, Texas. For over fifty years, The Graphics Group has provided superior graphic arts services to advertising, marketing, design and communications professionals. Jan Brans, President of The Graphics Group, will continue with the company in his current capacity. Representing the seller in the transaction was Bill Crowley of Hardie & Crowley, LLC located in Austin, Texas. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics commented, "The Graphics Group enhances our already strong presence in Dallas and continues our aggressive acquisition strategy. We welcome Jan Brans and his team of dedicated employees to Consolidated Graphics."

     Consolidated Graphics is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies in 25 states nationwide with annualized revenues in excess of $610 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance, or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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